Marathon Oil Reports Second Quarter 2022 Results
Record Quarterly Free Cash Flow and over $1.7 Billion of YTD Shareholder Distributions

HOUSTON, August 3, 2022 - Marathon Oil Corporation (NYSE:MRO) reported second quarter 2022 net income of $966 million, or $1.37 per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. Adjusted net income was $934 million, or $1.32 per diluted share. Net operating cash flow was $1,678 million, or $1,586 million before changes in working capital (adjusted CFO). Free cash flow was $1,323 million, or $1,213 million before changes in working capital and including E.G. distributions (adjusted free cash flow).

•Generated record quarterly adjusted free cash flow of over $1.2 billion at 24% reinvestment rate
–Returned $816 million of capital to shareholders during second quarter, including $760 million of share repurchases and $56 million base dividend; represents 51% of second quarter adjusted CFO
–Delivered flat sequential production with second quarter oil-equivalent production of 343,000 net boed; oil production of 167,000 net bopd
•Continue to exceed commitment to return at least 40% of adjusted CFO to equity investors
–Returned $2.5 billion to equity investors through share repurchases and dividends since achieving leverage objective in October 2021; approximately 55% of adjusted CFO (~75% of adjusted free cash flow) over trailing three quarters
–Executed $2.3 billion of share repurchases since October 2021, reducing outstanding share count by 15%; includes over $1.6 billion of share repurchases year-to-date
•Expect $4.5 billion of 2022 free cash flow, assuming $100/bbl WTI and $6/MMBtu Henry Hub

“Second quarter represents another quarter of comprehensive delivery on our Framework for Success, including strong corporate returns, sustainable free cash flow generation, significant return of capital to shareholders, and ESG excellence,” said Chairman, President, and CEO Lee Tillman. “Our commitment to providing investors with the first call on cash flow through our unique percentage of operating cash flow framework is delivering truly compelling results, including generating over $2 billion of adjusted free cash flow and returning over $1.7 billion of capital to shareholders year-to-date, while also driving significant per share growth. Despite ongoing macro and equity market volatility, we remain well positioned to continue delivering financial results that compete with the best companies in the S&P 500.”

Return of Capital
Marathon Oil’s percentage of CFO framework provides clear visibility to significant return of capital to equity investors and ensures the shareholder gets the first call on cash flow generation. In a $60/bbl WTI or higher price environment, the Company targets returning a minimum of 40% of CFO to equity investors.

During second quarter, Marathon Oil returned 51% of adjusted CFO to equity investors. Second quarter return of capital totaled $816 million, including $760 million of share repurchases and $56 million base dividend.

Since achieving its minimum leverage objective in October 2021 Marathon Oil has returned $2.5 billion of capital to shareholders. This includes over $2.3 billion of share repurchases that have driven a 15% reduction in outstanding share count, contributing to significant growth in per share metrics. Over the trailing three quarters, the Company has consistently outperformed its minimum return of capital objective, as shareholder distributions have accounted for approximately 55% of adjusted CFO (~75% of adjusted free cash flow).

In the current environment, given its strong free cash flow profile and attractive market valuation, Marathon Oil’s preferred return of capital approach remains a competitive and sustainable base dividend in addition to significant share repurchases.

2Q22 Financials
CASH FLOW AND CAPEX: Net cash provided by operations was $1,678 million during second quarter, or $1,586 million before changes in working capital. Second quarter cash additions to property, plant, and equipment totaled $355 million, while capital expenditures (accrued) totaled $375 million.

FREE CASH FLOW: Free cash flow was $1,323 million, or $1,213 million of adjusted free cash flow before changes in working capital and including E.G. distributions.

BALANCE SHEET AND LIQUIDITY: Marathon Oil ended second quarter with $1,162 million in cash and cash equivalents. In July, Marathon Oil extended its revolving credit facility by three years to 2027 and amended the capacity to $2.5 billion.

ADJUSTMENTS TO NET INCOME: The adjustments to net income for second quarter reduced net income by $32 million, primarily due to the income impact associated with unrealized gains on derivative instruments.

2Q22 Operations
UNITED STATES (U.S.): U.S. production averaged 283,000 net barrels of oil equivalent per day (boed) for second quarter 2022. Oil production averaged 157,000 net barrels of oil per day (bopd). The Company brought a total of 49 gross Company-operated wells to sales during second quarter, consistent with guidance for approximately 50 wells to sales. U.S. unit production costs averaged $5.80 per boe during second quarter.

Marathon Oil’s second quarter production in the Eagle Ford averaged 84,000 net boed, including 54,000 net bopd of oil, with 19 gross Company-operated wells to sales. In the Bakken, production averaged 114,000 net boed, including 75,000 net bopd of oil, with 20 gross Company-operated wells to sales. In Oklahoma, production averaged 56,000 net boed, including 14,000 net bopd of oil, with 10 gross Company-operated wells to sales (excluding joint venture wells). Northern Delaware production averaged 20,000 net boed, including 10,000 net bopd of oil.

INTERNATIONAL: Equatorial Guinea production averaged 60,000 net boed for second quarter 2022, including 10,000 net bopd of oil. Unit production costs averaged $2.83 per boe. Net income from equity method investees totaled $152 million and total cash distributions from equity method companies amounted to $146 million during second quarter.

For full year 2022, Marathon Oil raised E.G. equity income guidance to a new range of $520 million to $560 million.

A slide deck and Quarterly Investor Packet will be posted to the Company’s website following this release today, August 3. On Thursday, August 4, at 9:00 a.m. ET, the Company will conduct a question and answer webcast/call, which will include forward-looking information. The live webcast, replay and all related materials will be available at https://ir.marathonoil.com/.

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Non-GAAP Measures
In analyzing and planning for its business, Marathon Oil supplements its use of GAAP financial measures with non-GAAP financial measures, including adjusted net income (loss), adjusted net income (loss) per share, net cash provided by operating activities before changes in working capital (adjusted CFO), free cash flow, adjusted free cash flow, capital expenditures (accrued) and reinvestment rate.
Our presentation of adjusted net income (loss) and adjusted net income (loss) per share is a non-GAAP measure. Adjusted net income (loss) is defined as net income (loss) adjusted for gains or losses on dispositions, impairments of proved and certain unproved properties, goodwill and equity method investments, changes in our valuation allowance, unrealized derivative gains or losses on commodity and interest rate derivative instruments, effects of pension settlements and curtailments and other items that could be considered “non-operating” or “non-core” in nature. Management believes this is useful to investors as another tool to meaningfully represent our operating performance and to compare Marathon to certain competitors. Adjusted net income (loss) and adjusted net income (loss) per share should not be considered in isolation or as an alternative to, or more meaningful than, net income (loss) or net income (loss) per share as determined in accordance with U.S. GAAP.
Our presentation of adjusted CFO is defined as net cash provided by operating activities adjusted for changes in working capital and is a non-GAAP measure. Management believes this is useful to investors as an indicator of Marathon’s ability to generate cash quarterly or year-to-date by eliminating differences caused by the timing of certain working capital items. Adjusted CFO should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of free cash flow is a non-GAAP measure. Free cash flow is defined as net cash provided by operating activities and cash additions to property, plant and equipment. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of adjusted free cash flow is a non-GAAP measure. Adjusted free cash flow before dividend (“adjusted free cash flow”) is defined as adjusted CFO, capital expenditures (accrued), and EG return of capital and other. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Adjusted free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of capital expenditures (accrued) is a non-GAAP measure. Capital expenditures (accrued) is defined as cash additions to property, plant and equipment adjusted for the change in capital accrual and additions to other assets. Management believes this is useful to investors as an indicator of Marathon’s commitment to capital expenditure discipline by eliminating differences caused by the timing of capital accrual and other items. Capital expenditures (accrued) should not be considered in isolation or as an alternative to, or more meaningful than, cash additions to property, plant and equipment as determined in accordance with U.S. GAAP.
Our presentation of reinvestment rate is a non-GAAP measure. The reinvestment rate in the context of adjusted free cash flow is defined as capital expenditures (accrued) divided by adjusted CFO. The reinvestment rate in the context of free cash flow is defined as cash additions to property, plant and equipment divided by net cash provided by operating activities. Management believes the reinvestment rate is useful to investors to demonstrate the Company’s commitment to generating cash for use towards investor-friendly purposes (which includes balance sheet enhancement, base dividend and other return of capital).
These non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the business and are a useful tool to help management and investors make informed decisions about Marathon Oil’s financial and operating performance. These measures should not be considered in isolation or as an alternative to their most directly comparable GAAP financial measures. A reconciliation to their most directly comparable GAAP financial measures can be found in our investor package on our website at https://ir.marathonoil.com/ and in the tables below. Marathon Oil strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding the Company’s future capital budgets and allocations, future performance (both absolute and relative), expected free cash flow, reinvestment rates, returns to investors (including dividends and share repurchases, and the timing thereof), business strategy, capital expenditure guidance, production guidance, E.G. equity method income guidance and other statements regarding management’s plans and objectives for future operations, are forward-looking statements. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “outlook,” “plan,” “positioned,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: conditions in the oil and gas industry, including supply/demand levels for crude oil and condensate, NGLs and natural gas and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the U.S. and Equatorial Guinea, including changes in foreign currency exchange rates, interest rates, inflation rates and global and domestic market conditions; actions taken by the members of the Organization of the Petroleum Exporting Countries (OPEC) and Russia affecting the production and pricing of crude oil and other global and domestic political, economic or diplomatic developments; capital available for exploration and development; risks related to the Company’s hedging activities; voluntary or involuntary curtailments, delays or cancellations of certain drilling activities; well production timing; liabilities or corrective actions resulting from litigation, other proceedings and investigations or alleged violations of law or permits; drilling and operating risks; lack of, or disruption in, access to storage capacity, pipelines or other transportation methods; availability of drilling rigs, materials and labor, including the costs associated therewith; difficulty in obtaining necessary approvals and permits; the availability, cost, terms and timing of issuance or execution of, competition for, and challenges to, mineral licenses and leases and governmental and other permits and rights-of-way, and our ability to retain mineral licenses and leases; non-performance by third parties of contractual or legal obligations, including due to bankruptcy; unexpected events that may impact distributions from our equity method investees; changes in our credit ratings; hazards such as weather conditions, a health pandemic (including COVID-19), acts of war or terrorist acts and the government or military response thereto; security threats, including cybersecurity threats and disruptions to our business and operations from breaches of our information technology systems, or breaches of the information technology systems, facilities and infrastructure of third parties with which we transact business; changes in safety, health, environmental, tax and other regulations, requirements or initiatives, including initiatives addressing the impact of global climate change, air emissions, or water management; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at https://ir.marathonoil.com/. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Media Relations Contact:
Kathy Sauve: 713-296-3915

Investor Relations Contacts:
Guy Baber: 713-296-1892
John Reid: 713-296-4380

Consolidated Statements of Income (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
(In millions, except per share data)	2022	2022	2021
Revenues and other income:
Revenues from contracts with customers	$2,168	$1,761	$1,254
Net gain (loss) on commodity derivatives	(27)	(143)	(166)
Income from equity method investments	152	127	49
Net gain (loss) on disposal of assets	(1)	—	1
Other income	11	8	5
Total revenues and other income	2,303	1,753	1,143
Costs and expenses:
Production	164	152	126
Shipping, handling and other operating	191	185	167
Exploration	8	11	25
Depreciation, depletion and amortization	436	423	532
Impairments	2	—	46
Taxes other than income	140	104	74
General and administrative	68	73	68
Total costs and expenses	1,009	948	1,038
Income from operations	1,294	805	105
Net interest and other	(54)	(22)	(59)
Other net periodic benefit (costs) credits	5	4	(1)
Loss on early extinguishment of debt	—	—	(19)
Income before income taxes	$1,245	$787	$26
Provision (benefit) for income taxes	279	(517)	10
Net income	$966	$1,304	$16
Adjusted Net Income (Loss)
Net income (loss)	$966	$1,304	$16
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	1	—	(1)
Proved property impairments	2	—	46
Exploratory dry well costs, unproved property impairments and other	—	—	7
Pension settlement	—	—	5
Unrealized (gain) loss on derivative instruments	(43)	114	75
Unrealized (gain) loss on interest rate swaps	1	26	(8)
Reduction in workforce	—	—	1
Loss on early extinguishment of debt	—	—	19
Other	(2)	27	13
Provision (benefit) for income taxes related to special items (a)	9	(37)	—
Valuation allowance	—	(685)	—
Adjustments for special items	(32)	(555)	157
Adjusted net income (loss) (b)	$934	$749	$173
Per diluted share:
Net income (loss)	$1.37	$1.78	$0.02
Adjusted net income (loss) (b)	$1.32	$1.02	$0.22
Weighted average diluted shares	705	732	789
(a)For the first and second quarters of 2022, we applied the estimated U.S. and state statutory rate of 22% to our special items. The remaining special items in the second quarter of 2021 pertain to our U.S. operations and did not incur a tax provision/benefit as we maintained a full valuation allowance on our net federal deferred tax assets.
(b)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
(Per share)	2022	2022	2021
Adjusted Net Income (Loss) Per Diluted Share
Net income (loss)	$1.37	$1.78	$0.02
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	—	—	—
Proved property impairments	—	—	0.06
Exploratory dry well costs, unproved property impairments and other	—	—	0.01
Pension settlement	—	—	0.01
Unrealized (gain) loss on derivative instruments	(0.06)	0.16	0.10
Unrealized (gain) loss on interest rate swaps	—	0.04	(0.01)
Reduction in workforce	—	—	—
Loss on early extinguishment of debt	—	—	0.02
Other	—	0.03	0.01
Provision (benefit) for income taxes related to special items	0.01	(0.05)	—
Valuation allowance	—	(0.94)	—
Adjustments for special items	(0.05)	(0.76)	0.20
Adjusted net income (loss) per share (a)	$1.32	$1.02	$0.22
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
(In millions)	2022	2022	2021
Segment income (loss)
United States	$846	$661	$207
International	160	115	68
Not allocated to segments	(40)	528	(259)
Net income (loss)	$966	$1,304	$16
Net operating cash flow before changes in working capital (Adjusted CFO) (a)
Net cash provided by operating activities	$1,678	$1,067	$655
Changes in working capital	(92)	213	46
Adjusted CFO (a)	$1,586	$1,280	$701
Free cash flow
Net cash provided by operating activities	$1,678	$1,067	$655
Cash additions to property, plant and equipment	(355)	(332)	(274)
Free cash flow	$1,323	$735	$381
Adjusted free cash flow (a)
Adjusted CFO (a)	$1,586	$1,280	$701
Adjustments:
Capital expenditures (accrued) (a)	(375)	(348)	(289)
EG return of capital and other	2	8	8
Adjusted free cash flow (a)	$1,213	$940	$420
Reinvestment rate (a)	24%	27%	41%
Capital expenditures (accrued) (a)
Cash additions to property, plant and equipment	$(355)	$(332)	$(274)
Change in capital accrual	(20)	(16)	(15)
Additions to other assets	—	—	—
Capital expenditures (accrued) (a)	$(375)	$(348)	$(289)
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	2022 Adjusted Free Cash Flow Outlook (a)
(In millions)
Expected free cash flow
Expected net cash provided by operating activities	$5,800
Expected cash additions to property, plant and equipment	(1,300)
Expected free cash flow (b)	$4,500
Expected reinvestment rate (b)	22%
(a)Based upon a $100/bbl WTI and $6/MMbtu Henry Hub price assumption.
(b)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
Net Production	2022	2022	2021
Equivalent Production (mboed)
United States	283	281	283
International	60	64	65
Total net production	343	345	348
Oil Production (mbbld)
United States	157	158	159
International	10	10	11
Total net production	167	168	170

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
	2022	2022	2021
United States - net sales volumes
Crude oil and condensate (mbbld)	157	158	159
Eagle Ford	54	53	60
Bakken	75	77	70
Oklahoma	14	12	12
Northern Delaware	10	11	13
Other United States (a)	4	5	4
Natural gas liquids (mbbld)	65	64	60
Eagle Ford	15	14	14
Bakken	25	26	22
Oklahoma	18	17	17
Northern Delaware	5	4	6
Other United States (a)	2	3	1
Natural gas (mmcfd)	365	350	386
Eagle Ford	90	80	103
Bakken	81	91	90
Oklahoma	146	132	150
Northern Delaware	31	30	32
Other United States (a)	17	17	11
Total United States (mboed)	283	280	283
International - net sales volumes
Crude oil and condensate (mbbld)	10	8	12
Equatorial Guinea	10	8	12
Natural gas liquids (mbbld)	7	7	7
Equatorial Guinea	7	7	7
Natural gas (mmcfd)	256	276	276
Equatorial Guinea	256	276	276
Total International (mboed)	60	61	65
Total Company - net sales volumes (mboed)	343	341	348
Net sales volumes of equity method investees
LNG (mtd)	2,601	3,489	3,094
Methanol (mtd)	964	982	744
Condensate and LPG (boed)	10,363	6,914	7,892
(a)Includes sales volumes from certain non-core proved properties in our United States segment.

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
	2022	2022	2021
United States - average price realizations (a)
Crude oil and condensate ($ per bbl) (b)	$110.10	$94.43	$64.73
Eagle Ford	110.16	96.38	65.51
Bakken	110.67	93.80	64.15
Oklahoma	108.85	94.08	63.77
Northern Delaware	108.59	92.47	65.53
Other United States (c)	107.15	88.79	63.80
Natural gas liquids ($ per bbl)	$40.32	$37.32	$24.17
Eagle Ford	39.90	35.50	25.80
Bakken	39.29	38.21	24.37
Oklahoma	43.28	38.02	23.28
Northern Delaware	36.88	35.29	22.63
Other United States (c)	38.80	36.98	21.19
Natural gas ($ per mcf)	$6.84	$4.79	$2.61
Eagle Ford	6.92	4.51	3.09
Bakken	6.21	5.28	2.13
Oklahoma	7.06	4.71	3.01
Northern Delaware	7.14	4.54	1.86
Other United States (c)	7.02	4.49	(1.19)
International - average price realizations
Crude oil and condensate ($ per bbl)	$79.74	$59.63	$52.78
Equatorial Guinea	79.74	59.63	52.78
Natural gas liquids ($ per bbl)	$1.00	$1.00	$1.00
Equatorial Guinea (d)	1.00	1.00	1.00
Natural gas ($ per mcf)	$0.24	$0.24	$0.24
Equatorial Guinea (d)	0.24	0.24	0.24
Benchmark
WTI crude oil (per bbl)	$108.52	$95.01	$66.17
Brent (Europe) crude oil (per bbl) (e)	$113.54	$100.30	$68.83
Mont Belvieu NGLs (per bbl) (f)	$41.73	$38.24	$24.81
Henry Hub natural gas (per mmbtu) (g)	$7.17	$4.95	$2.83
(a)Excludes gains or losses on commodity derivative instruments.
(b)Inclusion of realized gains (losses) on crude oil derivative instruments would have decreased average price realizations by $4.43 for the second quarter 2022, by $2.00 for the first quarter 2022 and by $5.54 for the second quarter 2021.
(c)Includes sales volumes from certain non-core proved properties in our United States segment.
(d)Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and/or Equatorial Guinea LNG Holdings Limited, which are equity method investees. The Alba Plant LLC processes the NGLs and then sells secondary condensate, propane, and butane at market prices. Marathon Oil includes its share of income from each of these equity method investees in the International segment.
(e)Average of monthly prices obtained from Energy Information Administration website.
(f)Bloomberg Finance LLP: Y-grade Mix NGL of 55% ethane, 25% propane, 5% butane, 8% isobutane and 7% natural gasoline.
(g)Settlement date average per mmbtu.

The following table sets forth outstanding derivative contracts as of August 2, 2022, and the weighted average prices for those contracts:

	2022		2023
	Third Quarter	Fourth Quarter	First Quarter
Crude Oil
NYMEX WTI Three-Way Collars
Volume (Bbls/day)	30,000	30,000
Weighted average price per Bbl:
Ceiling	$97.52	$97.52
Floor	$56.67	$56.67
Sold put	$46.67	$46.67
NYMEX Roll Basis Swaps
Volume (Bbls/day)	60,000	60,000
Weighted average price per Bbl	$0.67	$0.67
Natural Gas
Henry Hub (“HH”) Three-Way Collars
Volume (MMBtu/day)	100,000	100,000
Weighted average price per MMBtu
Ceiling	$7.13	$7.13
Floor	$3.88	$3.88
Sold Put	$2.88	$2.88
HH Two-Way Collars
Volume (MMBtu/day)	—	50,000	50,000
Weighted average price per MMBtu:
Ceiling	$—	$19.28	$19.28
Floor	$—	$5.00	$5.00